                                                                   Exhibit 21.0



REGISTRANT'S SUBSIDIARIES AS OF DECEMBER 31, 2000:

HTE - Bellamy Ltd. - a Canadian corporation
HTE - Kb Systems, Inc. - a Florida corporation
HTE - Jalan, Inc. - a Florida corporation
HTE - Phoenix Systems, Inc. - a Florida corporation
HTE - UCS, Inc. - a Florida corporation
HTE - Vanguard Systems, Inc. - a Florida corporation